Exhibit 4.28

English Translation for Reference
EXCLUSIVE PURCHASE OPTION AGREEMENT
THIS EXCLUSIVE PURCHASE OPTION AGREEMENT (hereinafter “this Agreement”) is entered into by the following Parties in Shenzhen as of December 3, 2010:
Party A: Ying Si Kang Information Technology (Shenzhen) Co., Ltd.
Address: Rom 2108-2110-35, Jiahe Huaqiang Building, Shennan Road, Futian District, Shenzhen
Party B: Yuan Tian
ID card No.: 430102196209230559
Party C: Shenzhen Xinbao Investment Management Co., Ltd.
Address: Rom 2108-2110-22, Jiahe Huaqiang Building, Shennan Road, Futian District, Shenzhen
In this Agreement, Party A, Party B and Party C are referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS:
1.	Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (hereinafter the “PRC”);

2.	Party C is a limited liability company incorporated in Shenzhen, the PRC;
3.	Party B is a shareholder of Party C. Party B holds 5% equity interest in Party C (hereinafter the “Equity Interest”);
4.	Party A and Party B signed the Loan Agreement on December 3, 2010, pursuant to which Party B will borrow a loan of One Thousand Five Hundred Renminbi (RMB1,500) from Party A;
5.	Party A and Party B signed the Equity Pledge Agreement on December 3, 2010, pursuant to which Party B will pledge his Equity Interest in Party C as a guarantee for the loan under the Loan Agreement;
6.	Party B intends to grant an exclusive purchase option to Party A so that Party A may request Party B to sell his Equity Interest to it upon certain conditions are met.
7.	Simultaneously with the execution hereof, Party A signed the Exclusive Purchase Option Agreements with Chunlin Wang, another shareholder of Party C, pursuant to the terms similar to this Agreement. In accordance with the Exclusive Purchase Option Agreement, Chunlin Wang will grant to Party A an exclusive purchase option for the purchase of his Equity Interest in Party C.

NOW, THEREFORE, the Parties hereby agree as follows for mutual observance after friendly consultation:
1. Purchase and Sale of Equity Interest
1.1	Grant of Option
Party B hereby irrevocably grants to Party A an option to purchase or cause any person or persons designated by Party A (hereinafter the “Designee”) to purchase from Party B all or part of his Equity Interest in Party C (hereinafter the “Call Option”) at any time according to the steps determined by Party A at its own discretion to the extent permitted by PRC Laws and at the price specified in Article 1.3 of this Agreement. No Call Option shall be granted to any other third person other than Party A and/or the Designee. Party B shall not sell, offer to sell, transfer or offer as gift any Equity Interest to any other third person. Party C hereby agrees to the grant of the Call Option by Party B to Party A and/or the Designee. The “person” set forth in this Article and this Agreement includes an individual, corporation, joint venture, partnership, enterprise, trust or a non-corporate body.
1.2	Exercising Steps
Subject to the PRC laws and regulations, Party A and/or the Designee may exercise the Call Option by giving a written notice (hereinafter the “Equity Purchase Notice”) to Party B, which specifies the Equity Interest to be purchased from Party B (hereinafter the “Purchased Equity”) and the manner in which purchase is made.
1.3	Purchase Price
1.3.1	When Party A exercises the Call Option, the purchase price of the Purchased Equity (the “Purchase Price”) shall be equal to the actual capital contribution made by Party B for the Purchased Equity, unless an appraisal is required to be made in respect of the Equity Interest by applicable PRC laws and regulations then in effect or there are other restrictions imposed by such PRC laws and regulations on the price of Equity Interest.
1.3.2	If an appraisal is required to be made in respect of the Equity Interest by the PRC laws and regulations that are applicable at the time when Party A exercises its Call Option or there are other restrictions imposed by such PRC laws and regulation on the price of Equity Interest, the Parties agree that the Purchase Price shall be the lowest price permitted by applicable laws.
1.4	Transfer of the Purchased Equity
At each exercise of the Call Option:

1.4.1	Party B shall cause Party C to convene a shareholders’ meeting in a timely manner, during which a resolution approving the transfer by Party B of his Equity Interest to Party A and/or the Designee shall be passed;
1.4.2	Party B shall, pursuant to the requirements of this Agreement and the Equity Purchase Notice in connection with the Purchased Equity, enter into an equity transfer agreement with Party A and/or the Designee (as applicable) for each transfer;

1.4.3	The related parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government approvals and consents and take all necessary actions to grant the valid ownership of the Purchased Equity to Party A and/or the Designee without any security interest being attached thereto and cause Party A and/or the Designee to be the registered owner of the Purchased Equity. In this Article and this Agreement, “Security Interest” includes guarantee, mortgage, pledge, third party right or interest, any share option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, but excluding any security interest arising under the Equity Pledge Agreement.
1.5	Payment
The payment method of the Purchase Price shall be determined by Party A and/or the Designee and Party B through negotiation according to the laws applicable at the time when the Call Option is exercised. The Parties hereby agree that Party B shall refund to Party A any amount that is paid by Party A and/or the Designee to Party B with respect to the Purchased Equity in accordance with laws so as to repay his loan principal under the Loan Agreement as well as the loan interest or fund utilization costs permitted by laws.
2.	Undertakings Relating to the Equity Interest
2.1	Undertakings by Party C

Party B and Party C hereby undertake:
2.1.1	Not to supplement, amend or modify Party C’s articles of association in any way, or to increase or decrease its registered capital, or to change its registered capital structure in any way without Party A’s prior written consent;

2.1.2	To maintain its existence, and to operate its business and deal with matters prudently and effectively, subject to good financial and business rules and practices;

2.1.3	Not to sell, transfer, mortgage or otherwise dispose of, or cause any other security interest to be created on, the legal or beneficial interests in any of Party C’s assets, business or income at any time after the signing of this Agreement without Party A’s prior written consent;

2.1.4	Not to create, succeed to, guarantee or permit any liability, without Party A’s prior written consent, except (i) the liability arising from the usual or normal course of business, but not arising from the loan; and (ii) the liability disclosed to Party A and approved by Party A in writing;

2.1.5	To operate persistently all the business in the normal course of business to maintain the value of Party C’s assets, and not to do any act/omission affecting its operations and asset value;

2.1.6	Without the prior written consent of Party A, not to enter into any material agreement, other than the agreements in the normal course of business (for the purpose of this Agreement, an agreement will be deemed material if its value exceeds One Hundred Thousand Renminbi (RMB100,000);

2.1.7	Without the prior written consent of Party A, not to provide loan or credit to any person;

2.1.8	To provide information concerning Party C’s operations and financial condition at Party A’s request;

2.1.9	To purchase and maintain the insurance at the insurance company acceptable to Party A, whose amount and type shall be the same as those of the insurance normally procured by the companies engaged in similar businesses and possessing similar properties or assets in the area where Party C is located;

2.1.10	Not to be merged or consolidated with, acquire or invest in, any other person without Party A’s prior written consent;

2.1.11	To inform promptly Party A of any existing or potential litigation, arbitration or administrative proceedings concerning Party C’s assets, business or income;

2.1.12	To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party C to maintain the ownership over all its assets;

2.1.13	Not to distribute dividends to Party C’s shareholders in any way without Party A’s prior written consent. However, Party C shall promptly distribute all or part of its distributable profits to Party A’s shareholders upon Party A’s request;

2.1.14	At the request of Party A, to appoint any person nominated by Party A as the director of Party C.

2.2	Undertakings by Party B

Party B hereby undertakes:
2.2.1	Not to sell, transfer, pledge or otherwise dispose of, or cause any other security interest to be created on, the legal or beneficial interest in his Equity Interest at any time after the signing of this Agreement without Party A’s prior written consent, but except the right of pledge created on Party B’s Equity Interest in accordance with the Equity Pledge Agreement;

2.2.2	Without Party A’s prior written consent, not to vote for or support or execute at shareholders’ meetings of Party C any shareholders’ resolution approving the sale, transfer, mortgage or otherwise disposal of, or causing any other security interest to be created on, his legal or beneficial interest in the Equity Interest of Party C, except to Party A or its Designee;

2.2.3	Without Party A’s prior written consent, not to vote for or support or execute at shareholders’ meetings of Party C any resolution approving Party C to be merged or consolidated with, acquire or invest in, any person;

2.2.4	To irrevocably agree to the grant by Party C’s another shareholder, Chunlin Wang, of an exclusive Call Option to Party A, and to irrevocably waive his preemptive right to such Equity Interest to be transferred by Chunlin Wang to Party A when Party A exercises its Call Option;

2.2.5	To promptly inform Party A of any existing or potential litigation, arbitration or administrative proceedings with respect to his Equity Interest;

2.2.6	To cause the shareholders’ meeting of Party C to approve the transfer of the Purchased Equity under this Agreement;

2.2.7	To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order to maintain the ownership over his Equity Interest;

2.2.8	At Party A’s request, to appoint any person nominated by Party A as the director of Party C;

2.2.9	To strictly comply with the provisions of this Agreement and other agreements entered into jointly or severally by and among Party B, Party C and Party A, to perform all obligations under these agreements and not to do any act/omission that affects or impairs the validity and enforceability of these agreements.

3.	Representations and Warranties
As of the execution date of this Agreement and every transfer date, Party B and Party C hereby represent and warrant to Party A as follows:
3.1	They have the power to execute and deliver this Agreement and any equity transfer agreement (each, a “Transfer Agreement”) to which they are a party and which is entered into in respect of each transfer of the Purchased Equity under this Agreement and to perform their respective obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and any Transfer Agreement to which they are a party will constitute a legal, valid and binding obligation and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution, delivery and performance of this Agreement or any Transfer Agreement and the performance of their respective obligations under this Agreement or any Transfer Agreement shall not: (i) violate any relevant PRC laws and regulations; (ii) conflict with their Articles of Association or other organizational documents; (iii) violate any contract or instrument to which they are a party or that binds upon them; (iv) violate any permit or approval granted to them and(or) any condition remaining in force; or (v) cause any permit or approval granted to them to be suspended, cancelled or attached with additional conditions;

3.3	Party C has good and saleable ownership over all assets. Party C has not created any security interest on the above assets;

3.4	Party C has no outstanding debts, except (i) debts arising from its normal course of business; and (ii) debts disclosed to Party A and approved by Party A in writing;

3.5	Party C complies with all the PRC laws and regulations applicable to the acquisition of assets;

3.6	Currently, there are no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Equity Interest and Party C’s assets or Party C; and

3.7	Party B has good and saleable ownership over all his Equity Interest and has not created any security interest on such Equity Interest, but excluding the security interest under the Equity Pledge Agreement.

4.	Assignment of this Agreement
4.1	Party B and Party C shall not transfer any of their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

4.2	Party B and Party C hereby agree that Party A shall have the right to transfer all of its rights and obligations under this Agreement to other third parties when necessary. Party A shall only be required to serve written notice to Party B and Party C when such transfer is made, and no consent shall be further required from Party B and Party C in respect of such transfer.
5.	Effectiveness and Term
5.1	This Agreement shall become effective as of the date first above written.

5.2	The term of this Agreement shall be ten (10) years unless it is early terminated in accordance with the provisions of this Agreement or the relevant agreements separately signed by the Parties. The term of this Agreement may be extended with the written confirmation of Party A before its expiration. The extension thereof shall be agreed upon by the Parties through negotiation.

5.3	If the operation term (including any extension thereof) of Party A or Party C expires or either Party terminates for other reasons within the term set forth in Article 5.2, this Agreement shall be terminated at the time of the termination of such Party, unless Party A has transferred its rights and obligations in accordance with Article 4.2 hereof.
6.	Applicable Law and Dispute Resolution
6.1	Applicable Law
The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be protected and governed by the laws of PRC.
6.2	Dispute Resolution
Any dispute arising from the interpretation and performance of the provisions of this Agreement shall be resolved by the Parties through amicable negotiation. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a request for dispute resolution through negotiation, either party may refer such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The seat of arbitration shall be Shenzhen and the language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.
7.	Taxes and Expenses
Every Party shall bear any and all transfer and registration taxes, expenses and charges incurred by or levied on it in accordance with the PRC laws in connection with the preparation and execution of this Agreement and each Transfer Agreement, and the consummation of the transactions contemplated under this Agreement and each Transfer Agreement.

8.	Notices
Any notice or other communications required to be given by either party pursuant to this Agreement shall be written in English or Chinese and delivered to the following address of the other Party by hand delivery, mail or facsimile. Such notice shall be deemed to be duly served: (a) if by hand delivery, on the date of delivery; (b) if by mail, on the tenth (10th) day after the date of posting (as indicated on the postmark) of air registered mail (postage prepaid), or if by courier service, on the fourth (4th) day after being delivered to an internationally recognized courier service; or (c) if by fax, at the receiving time as indicated in the transmission confirmation of the relevant document.
9.	Confidentiality
The Parties agree and acknowledge that any oral or written information exchanged between them in connection with this Agreement shall be confidential information. Each Party shall keep confidential all such information, and shall not disclose any of the information to any third party without the prior written consent of the other Party, except for the following:
(a)	the information that is or will be known to the public (provided that it is not disclosed to the public without authorization by the information receiving party);

(b)	the information required to be disclosed by applicable laws or stock exchange’s rules or regulations; or

(c)	the information required to be disclosed by either Party to his/its legal or financial advisors with respect to the transaction contemplated under this Agreement, for which such legal or financial advisors shall also comply with the confidentiality obligations similar to those stated in this Article. Any divulgence of confidential information by any personnel of either Party or any institutions engaged by him/it shall be deemed as the divulgence of confidential information by such Party, and such Party shall be liable for the breach pursuant to this Agreement. This article shall survive regardless of whether this Agreement is invalid, discharged, terminated or cannot be operated due to any reason.
10.	Further Assurance
The Parties agree to promptly execute the documents reasonably required to perform the provisions and the aim of this Agreement or beneficial to it, and to take the further actions reasonably required to perform the provisions and the aim of this Agreement or beneficial to it.
11.	Miscellaneous
11.1	Amendment, Modification and Supplement
The Parties may make amendments or supplements to this Agreement by written agreement. All amendment agreements and supplemental agreements to this Agreement that are duly signed by the Parties shall form an integral part of this Agreement, and shall have the same legal effect as this Agreement.

11.2	Integrity of this Agreement
The Parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and/or written agreements and understandings reached by the Parties with respect to the subject matter hereof.
11.3	Severability of this Agreement
If any provision or provisions of this Agreement is/are held to be invalid, illegal or unenforceable in any respect in accordance with any laws or regulations, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any respect. The Parties shall, through amicable negotiation, strive to replace those invalid, illegal or unenforceable provision or provisions with valid provision or provisions, and the economic effect of such valid provision or provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provision or provisions.
11.4	Headings
The headings of this Agreement are for convenience of reference only and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.
11.5	Language and Counterparts
This Agreement is executed in Chinese in four (4) originals and each Party shall hold one original. All of them shall have the same legal effect.
11.6	Successors
This Agreement shall be binding upon and inure to the interest of the respective successors or heirs of the Parties and the permitted assignees of such Parties.
11.7	Survival
Any obligations that occur or are due as a result of this Agreement before the expiration or early termination of this Agreement shall survive the expiration or early termination hereof. The provisions of Articles 6, 8 and 9 and this Article 11.7 hereof shall survive the termination of this Agreement.

11.8	Waiver
Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by the other Parties shall operate as a waiver by such Party with respect to any similar breach by the other Parties in other circumstances.
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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by his/its legal representatives or duly authorized representative or himself/itself as of the date first above written.

Party A: Ying Si Kang Information Technology (Shenzhen) Co., Ltd.
Legal Representative/Authorized Representative:	/s/ Yuan Tian
Chop: [Chop affixed]

Party B:	Yuan Tian
Signature:	/s/ Yuan Tian

Party C: Shenzhen Xinbao Investment Management Co., Ltd.
Legal Representative/Authorized Representative:	/s/ Yuan Tian
Chop: [Chop affixed]